Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER
— Gross Margins Expand 180 Basis Points —
— Company Updates Fiscal 2007 Guidance —

HUDSON, OH – November 20, 2006 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2007 third quarter ended October 28, 2006. Net earnings for the third quarter of fiscal 2007 were $0.1 million, or $0.00 per share, compared with a net loss of $4.1 million, or $0.18 per share in the prior year third quarter.

Net sales for the third quarter were $461.9 million compared to $474.2 million in the prior year. Same-store sales decreased 5.4% versus an increase of 0.7% in same-store sales for the third quarter last year. The decrease in sales was impacted by lower fall and Halloween seasonal merchandise purchases, less clearance merchandise in the stores and a reduction in advertising expenditures versus last year for comparable stores.

Net sales for the nine-month period ended October 28, 2006 were $1.25 billion versus $1.28 billion in the same period in the prior year. Year-to-date same-store sales decreased 5.8%, compared with a same-store sales increase of 0.3% last year.

Review of Operating Results

Gross margins for the third quarter of fiscal 2007 increased 180 basis points from 45.6% to 47.4% due to a less promotional pricing strategy, better sell-through on seasonal goods and reduced sales of clearance inventory.

Selling, general and administrative expenses increased to 43.0% of net sales in the third quarter of fiscal 2007 from 42.0% in the third quarter last year. While total selling, general and administrative expenses are below last year’s spending levels, the increase as a percentage of net sales is due to the lack of leverage resulting from lower sales.

Operating profit for the third quarter was $5.0 million, versus a $1.7 million operating loss for the prior year third quarter.

“During the quarter we made substantial progress on our merchandising strategy and inventory position,” said Darrell Webb, chairman, president and chief executive officer. “While our sales were softer than we would have hoped, by being more deliberate in our seasonal purchases we expanded gross margins by a solid 180 basis points. The merchandising disciplines we instituted earlier in the year will not only positively impact our results during the December holiday season, but will also allow us to realize strong and sustainable margin improvement over time.”

Mr. Webb continued, “Having successfully completed our Repair Plan, we have now turned our focus toward developing and implementing Jo-Ann Stores’ strategic growth plans. Over the short term we plan to slow new store openings in order to optimize our store prototypes and focus on the customer shopping experience to position Jo-Ann’s for sustained profitable growth and expansion. As we navigate our transition, I am confident that our new accountable organization structure, merchandising and inventory disciplines, and customer experience focus will result in long-term growth and increased shareholder value.”

Store Openings and Closings

During the third quarter of fiscal 2007, the Company opened five superstores and closed six traditional stores and one superstore. Year-to-date, the Company has opened 20 superstores and five traditional stores and closed 46 traditional stores and two superstores. For the balance of the year, the Company expects to open one superstore and close 14 traditional stores.

Fiscal 2007 Fourth Quarter and Full-Year Outlook

The Company is updating its previously communicated outlook for fiscal 2007. We expect year-over-year improvement in business performance in the fourth quarter of this year. This outlook is based upon management’s operating assumptions, which include anticipated benefits of certain Repair Plan initiatives recently completed. Certain key considerations for understanding the Company’s outlook for fiscal 2007 include:

•	Same-store sales decline in the fourth quarter, although improving slightly from year-to-date results;

•	Full year gross margin rate improvement of 70 to 90 basis points in fiscal 2007 from fiscal 2006;

•	Selling, general and administrative expenses for the full year, excluding the former CEO separation expenses, to increase 95 to 110 basis points as a percentage of net sales, from fiscal 2006;

•	Capital spending for the full year of $43 to $45 million primarily related to the opening of the 26 new stores;

•	Inventory reduction of $50 to $55 million as of the end of the fiscal year, and a resulting debt reduction by fiscal year end of $75 to $85 million, which includes $25 million of proceeds received from the Company’s sale-leaseback of its Visalia distribution center completed during the third quarter this year.

Conference Call on the Web

Investors will have the opportunity to listen to the third quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the top of our home page and click on “Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #9425734.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 642 Jo-Ann Fabric and Craft traditional stores and 172 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or wide spread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

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JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Thirty –Nine Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005
(Dollars in millions, except per share data)
Net sales	$461.9	$474.2	$1,249.8	$1,278.7
Cost of sales	242.8	257.9	660.4	672.8

Gross margin	219.1	216.3	589.4	605.9
Selling, general and administrative expenses	198.5	199.0	575.1	556.0
Store pre-opening and closing costs	3.0	8.5	11.1	17.4
Depreciation and amortization	12.6	10.5	36.5	31.1

Operating profit (loss)	5.0	(1.7)	(33.3)	1.4
Interest expense, net	4.9	4.1	12.3	8.7

Income (loss) before income taxes and cumulative effect of accounting change	0.1	(5.8)	(45.6)	(7.3)
Income tax provision (benefit)	—	(1.7)	(16.9)	(2.3)

Income (loss) before cumulative effect of accounting change	0.1	(4.1)	(28.7)	(5.0)
Cumulative effect of accounting change, net of tax	—	—	1.0	—

Net income (loss)	$0.1	$(4.1)	$(27.7)	$(5.0)

Loss per common share – basic:
Loss before cumulative effect of accounting change	$—	$(0.18)	$(1.22)	$(0.22)
Net loss	—	(0.18)	(1.18)	(0.22)
Loss per common share – diluted:
Loss before cumulative effect of accounting change	$—	$(0.18)	$(1.22)	$(0.22)
Net loss	—	(0.18)	(1.18)	(0.22)
Weighted average shares outstanding (in thousands):
Basic	23,548	22,703	23,442	22,589

Diluted	23,986	22,703	23,442	22,589

OTHER INFORMATION
Number of stores open at period end:
Traditional stores			643	700
Superstores			172	142

			815	842

Square footage at period end (000’s):
Traditional stores			9,559	10,226
Superstores			6,813	5,753

			16,372	15,979

Average square footage per store:
Traditional stores			14,866	14,609

Superstores			39,608	40,513

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	October 28,	October 29,	January 28,
	2006	2005	2006
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$20.9	$24.1	$17.9
Inventories	535.8	654.1	514.7
Deferred income taxes	38.0	21.3	38.0
Prepaid expenses and other current assets	25.5	24.5	35.2

Total current assets	620.2	724.0	605.8
Property, equipment and leasehold improvements, net	313.7	297.3	331.7
Goodwill, net	—	27.1	—
Other assets	9.8	10.9	9.3

Total assets	$943.7	$1,059.3	$946.8

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$186.2	$203.1	$146.6
Accrued expenses	69.3	56.3	94.1

Total current liabilities	255.5	259.4	240.7
Long-term debt	200.3	290.0	203.7
Deferred income taxes	23.2	27.6	23.2
Lease obligations and other long-term liabilities	84.8	70.0	79.8
Shareholders’ equity	379.9	412.3	399.4

Total liabilities and shareholders’ equity	$943.7	$1,059.3	$946.8